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                                                                   EXHIBIT 10.36

                              EMPLOYMENT AGREEMENT



         This EMPLOYMENT AGREEMENT (the "AGREEMENT") is made and entered into by and among uDate.com Limited, incorporated in England and Wales (the "COMPANY"), and Martin Clifford, an individual ("EXECUTIVE"), as of December 19, 2002 and shall be effective as of the Effective Time of the proposed merger pursuant to that certain Agreement and Plan of Merger, dated of even date herewith, by and among USA Interactive, a Delaware corporation ("PARENT"), Geffen Acquisition Sub Inc., a Delaware corporation and wholly owned subsidiary of Parent ("MERGER Sub"), and uDate.com, Inc., a Delaware corporation ("UDATE") (the "MERGER AGREEMENT"). The Company is a wholly-owned subsidiary of uDate. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Merger Agreement.



         RECITALS

         WHEREAS, pursuant to the Merger Agreement, Merger Sub will be merged with and into uDate (the "MERGER") and uDate will, upon the closing of the transactions contemplated by the Merger Agreement, become a wholly-owned subsidiary of Parent;

         WHEREAS, at the Effective Time of the Merger, Executive will resign from his employment by the Company, the terms of which are set forth in that certain Contract of Employment ,dated as of May 9, 2000, by and between the Company and Executive, as amended by those certain letter agreements, dated as of July 13, 2001 and January 3, 2002 (as amended, the "EMPLOYMENT AGREEMENT");

         WHEREAS, immediately following Executive's resignation from the Company at the Effective Time of the Merger, the Employment Agreement shall terminate according to its terms and the Company shall thereafter employ Executive pursuant to the terms and provisions set forth in this Agreement;

         WHEREAS, as a condition to Parent's willingness to enter into the Merger Agreement, Parent has requested that the Executive execute and deliver this Agreement; and

         WHEREAS, Executive is a holder of options to purchase shares of the Company and, in such capacity, Executive has received good and valuable consideration from Parent in exchange for the options held by Executive and in exchange for the covenants set forth in this Agreement.

         NOW, THEREFORE, in consideration of the foregoing recitals and the terms and provisions of this Agreement and the Merger Agreement, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties to this Agreement agree as follows:


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         AGREEMENT

         1. Appointment. The Company hereby appoints the Executive and the Executive shall initially serve as Chief Operating Officer of the Company upon the terms and subject to the conditions of this Agreement.

         2. Duties and Responsibilities. Executive hereby agrees to perform in good faith and to the best of his ability all services which may be required of Executive in such position and to be available to render such services at all reasonable times and places in accordance with such reasonable directions and requests as the Board of Directors of the Company may from time to time reasonably specify. During Executive's employment with the Company, Executive shall report directly to the Chief Executive Officer of the Company, or such other officer as Parent may designate from time to time. Executive shall, during the Employment Period (as defined below), devote substantially all of his time, ability, energy and skill to the performance of his duties and responsibilities hereunder on a full-time basis.

         3. Place of Work. The Executive will perform his duties principally at 2 Pride Place, Pride Park, Derby. The Company will not require the Executive, without his prior consent, to go or to reside anywhere outside a fifty (50) mile radius of Derby, except for visits in the ordinary course of business including business abroad as is reasonable required.

         4. Period of Employment. The period of Executive's employment with the Company pursuant to the provisions of this Agreement shall commence at the Effective Time and shall continue until terminated in accordance with
Section 10 or otherwise, (the "EMPLOYMENT PERIOD"). The parties agree that, for the purposes of determining the Executive's continuous period of employment pursuant to the Employment Rights Act 1996, the Executive's employment commenced on June 1, 2000.

         5.       Compensation.

                  (a) During the Employment Period, the Company shall pay to the Executive a base salary equal to $275,000 per year. The Company shall, in its sole discretion, review the base salary to be offered to Executive on a yearly basis. Any change to the base salary shall be an increase only.

                  (b) Executive's base salary shall be paid at monthly intervals over the Employment Period, in accordance with the Company's standard payroll practices. The Company shall deduct and withhold from Executive's compensation payable hereunder any and all applicable taxes and any other amounts required to be deducted or withheld by the Company under applicable statutes, regulations or orders.

                  (c) Executive shall be eligible to receive a yearly bonus in the sole discretion of the Board of Directors of the Company.

         6. Business Expense Reimbursement. Executive shall be entitled, in accordance with the reimbursement policies in effect from time to time, to receive reimbursement from the Company for all travel and other reasonable business expenses incurred by Executive in the

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performance of his duties hereunder, provided Executive furnishes the Company with vouchers, receipts and other details of such expenses in accordance with the Company's policies.

         7.       Benefits: Car; Holiday; Sickness.

                  (a) During the Executive's employment under this Agreement, the Company shall provide Executive and his dependents with coverage under medical, dental and/or vision plans and other welfare or retirement benefit programs commensurate to that provided to executives of Parent, to the extent Executive and his dependents satisfy the applicable eligibility requirements.

                  (b) During the Executive's employment under this Agreement he will not be provided with a Motor Car.

                  (c) The Executive shall be entitled, without loss of remuneration, to 25 working days' holiday (in addition to United Kingdom statutory and public holidays) in each twelve month period (each a "HOLIDAY YEAR"). Upon the termination of his employment, the Executive's entitlement to accrued holiday pay (which shall accrue at the rate of 1/12 x 25 days per month) shall be calculated on a pro rata basis in respect of each completed month of service in the Holiday Year in which his employment terminates. If the Executive has taken more days holiday than his accrued entitlement during any Holiday Year, the Company is hereby authorised to make an appropriate deduction from the Executive's final salary payment.

                  (d) (i) If the Executive is absent from his duties as a result of illness or injury he will notify the Chief Executive Officer as soon as possible and complete any self-certification forms which are required by the Company. If the incapacity continues for a period of seven days or more he will produce to the Company a medical certificate to cover the duration of such absence.

                           (ii) Subject to the rest of clause 7(d) and subject to the receipt of the appropriate certificates in accordance with clause 7(d)(i) above, if the Executive is absent from his duties as a result of illness or injury he will be entitled to payment of his salary at the full rate in respect of such illness or injury for a period (in total) of no more than 26 weeks in any period of 12 months (whether the absence is intermittent or continuous). Thereafter the Executive will not be entitled to any further payment from the Company or any company in the Group (as defined in section 170 of the Taxation of Chargeable Gains Act 1992) until the resumption of his duties.

                           (iii) If the Executive is absent from work because of any injury or condition (physical or mental and whether or not sustained in the course of his duties) caused wholly or partly by any act or omission of any person, firm, company or organisation (other than the Company or any company in the group) from whom the Executive may be or become entitled to recover damages or compensation, any sum paid by the Company to the Executive in respect of the said absence will be an interest free loan (subject to any limit imposed under the Companies Act 1985 or other relevant legislation) to the Executive repayable immediately by the Executive to the Company on recovery by him of any such damages or compensation.


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                           (iv) If the Executive has been absent from work
         because of any injury or condition caused wholly or partly by the Company or any company in the Group or any person for whom the Company or any company in the Group is vicariously liable and for which the Executive may be or become entitled to recover damages or compensation, any such damages or compensation payable will be reduced by the amount of any sick pay (statutory or otherwise) paid to him and by the pension received or receivable by him in the period in respect of which such damages or compensation are calculated.

                           (v) The remuneration paid under clause 7(d)(ii) above will include any Statutory Sick Pay payable and when this is exhausted will be reduced by the amount of any Social Security Sickness Benefit or other benefits recoverable by the Executive (whether or not recovered). For the avoidance of doubt the provisions of this clause 7(d) and any right or prospective right the Executive has or may have to receive any benefits under the Company's permanent health insurance scheme referred to in clause 7(a) will not prejudice or limit in any way the Company's right to terminate this Agreement.

                           (vi) Whether or not the Executive is absent by reason of sickness, injury or other incapacity the Executive will at the request of the Board agree to have a medical examination performed by a doctor appointed and paid for by the Company and the Executive hereby authorises the Board to have unconditional access to any report or reports (including copies) produced as a result of any such examination as the Board may from time to time require and entitlements to salary pursuant to clause 7(d)(ii) above will be conditional on the Executive complying with the terms of this clause 7(d)(vi).

         8.       Restrictive Covenants.  During the Employment Period:

                  (a) Executive shall devote substantially all of his time and energy to the performance of Executive's duties described herein on a full-time basis, except during periods of illness or vacation periods.

                  (b) Executive shall not, directly or indirectly, provide services to or through any person, firm or other entity except the Company, unless otherwise authorised by the Company in writing.

                  (c) Executive shall not render any services of any kind or character for Executive's own account or for any other person, firm or entity without first obtaining the Company's written consent.

                  (d) Notwithstanding the foregoing, Executive shall have the right to perform such incidental services as are necessary in connection with
(i) his private passive investments, but only if Executive is not obligated or required to (and shall not in fact) devote any managerial efforts which interfere with the services required to be performed by him hereunder, (ii) his charitable or community activities or (iii) participation in trade or professional organisations, but only if such incidental services do not significantly interfere with the performance of Executive's services hereunder.


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         9.       Non-Competition Covenants.  Executive will not, and he will procure that no Restricted Person (as defined below) will:

                  (a) Divulge to any person or otherwise make use of any secrets, trade secrets, confidential knowledge or information concerning the business, finance or affairs of the Company or any company in the Group or of any customer or supplier of the Company or of any company in the Group (save for any information which is in or comes into the public domain otherwise than through a breach of this Agreement) and will use his best endeavors to prevent the publication or disclosure of any such secrets, knowledge or information by any third party;

                  (b) for a period of 12 months from the date of termination of this Agreement (the "Termination Date"), whether for his own account or in partnership with another or others or as agent for another or others, engage in or be concerned with or interested in any business engaging in the Restricted Business (as defined below) or any other business which supplies Relevant Products or Services in competition with the Company or uDate provided that this restriction does not apply to prevent the Executive from holding shares or other securities in any company which is quoted, listed or otherwise dealt in on a recognised investment exchange or other securities market and which confer not more than 1% of the votes which could be cast at a general meeting of such company;

                  (c) for a period of 12 months following the Termination Date, directly or indirectly solicit, interfere with or endeavor to entice away from the Company or any company in the Group, any person who is a director or Key Employee (as defined below) of the Company or any such company in the Group (whether or not such person would commit any breach of his contract of employment or engagement by reason of leaving the service of the Company or any company in the Group), nor knowingly employ or aid or assist in or procure the employment by any other person, firm or company of any such director or Key Employee;

                  (d) for the period of twelve months following the Termination Date and for the purpose of any Restricted Business, canvass, solicit or endeavor to entice away from the Company or Parent or any of their respective subsidiaries or affiliates any person who, for a period from the date one year prior to the date of this Agreement to the date one year after the date of this Agreement, was a customer of the Company or any company in the Group, or purchased or agreed or offered to purchase goods or services from the Company or any company in the Group, or who has been canvassed by the Company or any company in the Group (other than by general advertising) for the purpose of, and with the Company's or such company in the Group's reasonable expectation of such person's becoming, a customer of the Company or such company in the Group; and

                  (e) for the period of twelve months following the Termination Date, take any action reasonably likely to have the effect of causing any supplier of goods or services to the Company or any company in the Group, or any other person in the habit of dealing commercially with the Company or any company in the Group to be unable or unwilling to deal with the Company or Parent or any of their respective subsidiaries or affiliates, either at all or in part or on substantially the same terms on which he dealt with the Company or any company in the Group prior to the Effective Time, or take any action reasonably likely to have the effect of

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causing any person having a contract or arrangement with the Company or any company in the Group to breach, terminate or modify that contract or arrangement.

                  (h) Executive, having taking legal advice, agrees that the undertakings contained in this Section 9 are reasonable and necessary for the protection of the legitimate interests of Company, and that, having regard to those circumstances, the covenants contained herein do not work harshly on him.

                  (i)      For purposes of this Agreement:

                           (w)      "KEY EMPLOYEE" shall mean a senior executive
or any employee of the Company or any company in the Group reasonably deemed to be material to the running of the Restricted Business;

                           (x)      "RESTRICTED BUSINESS" shall mean the
business of providing online and offline personals, dating and match-making services in the United States of America and the United Kingdom; and

                           (y)      "RESTRICTED PERSON" shall mean Executive,
Executive's spouse and all entities controlled by Executive, whether a trust, corporation, partnership, limited liability company, business association, joint venture or any entity similar to any of the foregoing.

         10.      Termination of Employment.

                  (a) After an initial period of 9 months from the Effective Time, either the Company or the Executive may terminate the Executive's employment under this Agreement by giving to the other not less than three (3) months' previous notice in writing to that effect.

                  (b) Notwithstanding the provisions of Section 10(a) and without in any way limiting any rights of the Company, the Company shall be entitled, but not bound, to terminate this Agreement with immediate effect, or on the expiry of such period of notice as the Company may consider appropriate or as set out below, by giving to the Executive written notice to that effect at any time after the happening of any one or more of the following events:

                           (i)      if the Executive shall have committed any
material breach (whether by one or several acts or omissions) of his obligations hereunder (provided that if such breach is capable of being remedied it has not been remedied within a reasonable time of the Executive being called upon to do so by the Board) or knowingly repeated or continued any breach of his obligations hereunder amounting to a material breach after he has at any time received written warning from the Company in respect of such breach, or shall have been guilty of serious or persistent misconduct amounting to gross misconduct;

                           (ii)     if the Executive shall have been found
guilty of any arrestable criminal offence (other than an offence under Road Traffic legislation in the UK or elsewhere for which a non-custodial penalty is imposed);

                           (iii)    if the Executive shall have become bankrupt,
or made any formal arrangement or composition with his creditors generally (or their respective equivalents in any jurisdiction); and

                           (iv)     if the Executive is disqualified from
holding office as a director of the Company or any company in the Group by reason of any order under the Companies Act 1985 or by reason of any provisions of the Insolvency Act 1986 or the Company Directors Disqualification Act 1986.

                  (c) Without prejudice to the rights of the Executive to remuneration and other benefits hereunder and to the rights of the Company hereunder, including, without prejudice to the foregoing generality of Sections 9 and 10(b) (but subject as provided below), the Company shall have a right at any time on or after the Company or the Executive has served notice to terminate the Appointment and/or this Agreement to require the Executive not to attend at any place of work and to exclude him from any premises of the Company (or any company in the Group) at such times as the Company may determine and the Company shall be entitled to restrict (in whole or in part) the powers, duties and work of the Executive (in any manner the Company may determine) and the Company shall be under no obligation to vest in or assign to the Executive any powers or duties or to provide any work for the Executive and shall have the right to suspend him (in whole or in part) from the performance of any duties or obligations hereunder (provided that the Executive shall not be suspended or otherwise prevented from continuing his duties hereunder for a continuous period in excess of the relevant period of notice).

                  (d) The Company shall be entitled (but not bound) to terminate the Appointment with effect from the End Date (as defined below) by notice in writing to the Executive accompanied by a cheque for an amount equal to the PILON Payment (as defined below) and details of how it is calculated and it is expressly agreed and declared that any such termination shall not constitute a repudiation of this Agreement. For the purpose of this Section 10(d) "PILON PAYMENT" shall mean an amount equal to the Company's reasonable estimate of:

                           (i)      the cash equivalent value of the Executive's
gross salary and other contractual benefits payable in terms of this Agreement as at the date of the notice but calculated as if they would have continued to have been paid to the Executive for the period from the date of termination of employment expressed in the notice served under this Section 10(d) (the "END DATE") until the date this Agreement would otherwise have terminated if notice had been served under Section 10(a);

                           (ii)     less any tax and other statutory deductions
which the Company is required to make.

         Without prejudice to the legality of the termination, the Executive shall have 28 days from receipt of the PILON Payment to serve notice on the Company disagreeing with the Company's calculation of the PILON Payment failing which he shall be deemed to have agreed it and the Company's estimate of the PILON Payment shall be final and binding on the parties. If the Executive serves notice within the 28 days referred to above the matter shall be referred to a firm of lawyers agreed by the parties (failing which the parties will invite the Chairman for the time being of the Law Society to appoint a firm of lawyers) who shall act as experts and not as arbitrators and whose determination shall be final and binding on the parties.

                  (e)      Upon the termination of the Appointment:

                           (i)      the Executive shall deliver forthwith to the
Company all intellectual property materials, confidential records, other materials and property including car, credit or charge cards, letters, documents, files, films, records, reports, plans, papers, and computer discs and all copies thereof used in or relating to the business of the Company or any company in the Group as are in the possession, or under the control, of the Executive;

                           (ii)     the Executive shall, upon the request of the
Board, tender his written resignation, without claim for compensation, from all offices held by him in the Company or any company in the Group or otherwise by virtue of his employment and resign as a trustee of any pension scheme operated by the Company or any company in the Group and should he fail to do so the Company is hereby irrevocably authorised to appoint some person in his name and on his behalf to sign any documents or do all things necessary or requisite to give effect thereto; provided that such resignation or resignations shall be given and accepted on the basis that it is or they are without prejudice to any claims which the Executive may have against any such company, including the Company and any company in the Group arising out of this Agreement or of the termination of the Appointment;

                           (iii)    the Executive shall not at any time
thereafter represent himself as being employed by or in any way connected with the Company or any company in the Group (except as a former employee for the purpose of communicating with prospective employers or complying with any applicable statutory requirements);

                           (iv)     the Executive shall not at any time
thereafter intentionally make any untrue or misleading oral or written statement concerning the business or affairs of the Company or any company in the Group;

                           (v)      the Executive shall immediately repay all
outstanding debts or loans properly due to the Company or any company in the Group and the Company is hereby authorised to deduct from any wages (as defined in section 2 of the Employment Rights Act 1996) of the Executive a sum which the Executive agrees or is legally determined to be correct in repayment of all or any part of any such debts or loans; and

                           (vi)     the Company shall immediately repay all
outstanding debts or loans properly due to the Executive.

         11.      Disciplinary and Grievance Procedures.

                  (a) If Executive wishes to appeal against any disciplinary sanction in relation to his employment or the termination thereof, he may apply in writing to the Board of Directors whose decision will be final. The disciplinary procedure will not apply to Executive

                  (b) If the Executive has a grievance in relation to his employment or is dissatisfied with a disciplinary decision against him, he may apply in writing to the Board of Directors whose decision will be final.

         12. Entire Agreement. This Agreement constitutes the entire agreement and understanding of the Company, Executive and Parent with respect to the terms set forth herein and supersedes all prior and contemporaneous written or verbal agreements and understandings between Executive, the Company and Parent relating to such subject matter, other than as provided herein. This Agreement may only be amended by written instrument signed by Executive, the Company and Parent. Any and all prior agreements, understandings or representations relating to Executive's employment with the Company are hereby terminated and canceled in their entirety and are of no further force or effect.

         13. Notices. All notices and other communications provided for herein shall be deemed validly given, made or served if in writing and delivered personally or sent by prepaid first class port, or by overnight courier or by e-mail as follows:

                  If to Parent, to the address set forth in Section 11.3 of the Merger Agreement; if to the Company, c/o uDate to the address set forth in Section 11.3 of the Merger Agreement.

                  If to Executive:
                  Martin Clifford
                  206 Burley Lane
                  Quarndon, Derbyshire, England
                  Telephone:        +44 (0) 1332 554184
                  Fax:              ____________
                  E-mail            ____________

Any party may, from time to time, designate any other address to which any such notice to such party shall be sent. Notices mailed as provided herein shall be deemed given on receipt or refusal of an otherwise proper delivery.

         14.      Severability. Each undertaking and agreement contained in
Section 8 shall be read and construed independently of the other undertakings and agreements herein contained and if any undertaking or agreement is held to be invalid whether as an unreasonable restraint of trade or for any other reason, the remaining undertakings and agreements shall continue to apply to the extent that they shall not also be found to be invalid, and the undertaking or agreement which is held to be invalid shall be referred by the parties to a Queen's Counsel (to be mutually selected by Executive and Parent or, in default of agreement between them, to be nominated on the application of either of them by the Chair for the time being of the Bar Council), whose opinion shall be sought (as an expert and not as an arbiter) as to what restriction would be legal and valid and the parties hereby agree that such undertaking or agreement shall be altered accordingly.

         15. Remedies. Executive acknowledges that any breach of the undertakings in Section 9 would cause Parent irreparable injury and that monetary damages would not be an adequate remedy for any such breach. In the event of a breach or threatened breach of any of such undertakings, Executive agrees that Parent shall be entitled to injunctive relief in any court of competent jurisdiction restraining Executive (or, if applicable, a Restricted Person) from breaching the undertakings in Section 9. Nothing contained in this Section 15 shall prohibit Parent from pursuing any other remedies available to it for such breach of threatened breach including specific performance or implement and recovery monetary damages.

         16. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal, substantive laws of England, without giving effect to the conflict of laws rules thereof.

         17. Captions. The captions used herein are for ease of reference only and shall not define or limit the provisions hereof.

         18. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but of which taken together shall constitute one and the same agreement.

         19. Release. In consideration of this Agreement and the amounts paid to Executive upon termination of the Employment Agreement, the sufficiency and receipt of which is hereby acknowledged, Executive unconditionally and irrevocably agrees that Executive and Executive's representatives, agents, attorneys, executors, administrators, estate, heirs, successors and assigns (collectively, the "RELEASOR") hereby completely release, remise and forever discharge the Company, Parent, and each of their respective predecessors, successors, assigns, parents, affiliates, subsidiaries, divisions, insurers, and its and their past and present directors, officers, employees, stockholders, attorneys, and representatives (the "RELEASEES"), of and from any and all claims, actions, suits, debts, obligations, complaints, liabilities, entitlements to damages, costs, expenses, rights and demands arising out of or in connection with Executive's employment with the Company prior to the termination of the Employment Agreement, whether based in law or in equity, whether known or unknown, and whether existing or contingent. Executive acknowledges that Executive's intention in executing this Agreement is that this Agreement shall be effective as a bar to all claims described in this Section
19. Neither this Agreement nor any of its terms and provisions, nor any of the negotiations or proceedings connected with it, shall be construed as, offered in evidence as, received in evidence as and/or deemed to be evidence of an admission of liability or wrongdoing by the Releasees, and such liability or wrongdoing is hereby expressly denied by the Releasees.

         20. Termination of Employment Agreement. Upon Executive's resignation of his employment with the Company at the Effective Time, all obligations of the parties to the Employment Agreement shall cease, except for the Company's obligation to make any payments to Executive thereunder pursuant to the terms and conditions set forth in the Employment Agreement. The satisfaction of such payments shall fully discharge all of the Company's obligations to Executive under the Employment Agreement.

         21. Employment Rights Act. The information contained herein constitutes a written statement of the terms of the Executive's employment in compliance with the provision of the Employment Rights Act 1996.

         IN THE WITNESS WHEREOF the parties have executed this Agreement on the date and year first above written.



Martin Clifford                                      /s/ M Clifford by his attorney David Wild


Witness:                                             /s/Allan Watson____________________

                                                        (Witness)
Occupation:                                          Accountant

Address:                                             200 Broadway, Derby England


uDate.com Limited                                    /s/ Ken Olisa_______________________

                                                     Director

                                                     /s/ Mel Morris______________________
                                                         Director/Secretary